Exhibit 10.23

FACILITY LICENSE AGREEMENT

This FACILITY LICENSE AGREEMENT (this “License Agreement”), dated as of November 6, 2015 but effective as of May 22, 2015, is by and between NANTWORKS, LLC, a Delaware limited liability company (“Licensor”) and NANTKWEST, INC., a Delaware corporation (“Licensee”).

RECITALS

A.Licensor is the owner of the building located at 9920 Jefferson Boulevard, Culver City, California (the “Building”).

B.Licensor desires to license to Licensee and Licensee desires to license from Licensor a portion of the Building in a location to be mutually approved by Licensor and Licensee comprised of approximately ten (10) offices and lab space on the ground floor for research and development and manufacturing containing approximately 9,500 square feet of floor area (collectively, the “Licensed Premises”) on the terms and conditions provided in this License Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE 1

LICENSE; TERM

(a)License. Subject to the terms of this License Agreement, Licensor hereby grants to Licensee a non-exclusive license to use and access the Licensed Premises for the Term (defined below).  Licensor shall not have a right to terminate or revoke this License Agreement during the Term, subject only to Licensor’s remedies pursuant to Article 10 below following a Licensee default.

(b)Common Areas.  In connection with its use of the Licensed Premises, Licensee shall also have (a) the non-exclusive right to use the hallways, stairways, restrooms, kitchens, break rooms, parking lots, exterior areas and other common areas of the Building that may be reasonably necessary for Licensee’s use of the Licensed Premises (the “Common Areas”) and (b) the furniture, trade fixtures, photocopying equipment, printers and other equipment located or to be located in the Licensed Premises and the Common Areas and any replacements or upgrades thereof generally provided to the other occupants of the Building.

(c)Term.  The term (“Term”) of this License Agreement shall commence as of May 22, 2015 (“Commencement Date”) and shall expire on December 31, 2020 (“Expiration Date”) or such earlier date as may be determined in accordance with the terms and conditions set forth herein.  Notwithstanding the foregoing, Licensee shall have the one-time option (but not the obligation) to extend the Term through December 31, 2023.  In order to exercise the foregoing option, Licensee must deliver to Licensor an irrevocable written notice of exercise during the period commencing July 1, 2019 and ending December 31, 2019 (the “Option Exercise Period”).  If Licensee properly exercises the option during the Option Exercise Period, then the Term shall automatically be extended through December 31, 2023.  If Licensee does not properly exercise the option during the Option Exercise Period, then the option will lapse and be of no further force or effect and the Term will automatically expire on December 31, 2020 as originally scheduled.

ARTICLE 2

LICENSE FEE

Commencing as of the Commencement Date, Licensee shall pay a monthly license fee (the “License Fee”) in the total amount of $47,000 for Licensee’s use of the Licensed Premises and Common Areas during the Term.  The monthly License Fee shall be increased by three percent (3%) annually commencing as of January 1, 2017. The License Fee shall be payable monthly on or before the 5th business day of each month, except that the License Fee for the months of May 2015 through and including November 2015 shall be paid within 5 business days after the date hereof.  The parties acknowledge that this License Agreement and the foregoing License Fee are intended to be “full service gross” and, except as expressly provided in this License Agreement, Licensee shall have no obligation to perform or to pay directly, or to reimburse Licensor for, all or any portion of any premiums, claims, losses, fees, charges, costs and expenses for taxes, insurance premiums, operating expenses, common area charges, utilities or any other expenses for the operation, management, maintenance and repair of the Building or the Licensed Premises.

ARTICLE 3

USE OF LICENSED PREMISES; PARKING

(a)Permitted Use.  The Licensed Premises shall be used only as office space and laboratory use for research and development and manufacturing and any legal uses related thereto.

(b)Parking.  In connection with Licensee’s use of the Licensed Premises, Licensee shall have the right to use up to twenty-eight (28) unreserved parking spaces at no additional charge.

ARTICLE 4

INSURANCE

At all times during the Term, Licensee shall maintain the insurance policies and coverage with respect to the Licensed Premises reasonably required of Licensor and all such insurance policies carried by Licensee shall name Licensor and its affiliates as additional insureds and all liability policies shall also contain a provision that the insurance afforded by such policy shall be primary insurance and any insurance carried by Licensor shall be excess over and non-contributing with Licensee’s insurance.  Licensee shall deliver to Licensor certificates of the insurance required hereunder within ten (10) business days after the date hereof.

All of Licensee’s Property maintained in the Licensed Premises and Licensee’s use of the Licensed Premises shall be at the sole risk of Licensee.  Licensor shall not be liable for any loss or damage to person or property resulting from any accident, theft, vandalism or other occurrence within the Licensed Premises, including damage resulting from water, wind, ice, steam, explosion, fire, smoke, chemicals, the rising of water or leaking or bursting of pipes or sprinklers, defect, structural or non-structural failure of any other cause except to the extent such loss or damage is caused solely and directly by Licensor’s willful misconduct.

Notwithstanding anything to the contrary herein, the parties hereto release each other and their respective agents, employees, successors, assignees and subtenants from all liability for damage to any property that is caused by or results from a risk which is actually insured against, which is required to be insured against under this License Agreement, or which would normally be covered by all risk property insurance, without regard to the negligence or willful misconduct of the entity so released.  All of Licensor’s and Licensee’s repair and indemnity obligations under this License Agreement shall be subject to the waiver contained in this paragraph.

Article 5

CONDITION OF PREMISES

Licensee shall accept the Licensed Premises in its “as-is” condition, with all faults.  Licensee further acknowledges that neither Licensor nor any person acting under Licensor has made or implied any representations or warranties concerning the Licensed Premises’ condition or its suitability for Licensee’s use.

ARTICLE 6

ALTERATIONS

Licensee shall not perform any alterations or improvements (except to repair any damage caused to the Licensed Premises caused by Licensee or any of its invitees, contractors or agents) without the prior consent of Licensor.  All work or repairs shall be in full compliance with all applicable law.  Subject to Licensor’s prior approval, Licensee may, at its sole cost, construct improvements in the lab portion of the Leased Premises and purchase and install all furniture, fixtures and equipment desired by Licensee to be used in the Licensed Premises.  The parties acknowledge that Licensee may engage Licensor to construct or manage the construction of Licensee’s initial improvements to the Licensed Premises which are anticipated to consist of office, laboratory and related improvements not to exceed an aggregate cost of $2,110,000 (subject to increases approved by Licensee).

ARTICLE 7

END OF TERM: SURRENDER OF PREMISES

On or before the expiration or earlier termination of the Term, Licensee shall, at its sole cost, (i) deliver the Licensed Premises to Licensor in broom clean condition reasonable wear and tear excepted, (ii) vacate and deliver exclusive possession of all of the Licensed Premises in accordance with the terms of this License Agreement and (iii) remove all of Licensee’s personal property, and repair any damage caused thereby (or otherwise caused by Licensee’s use of or access to the Licensed Premises) (the foregoing items (i)-(iii) shall collectively be referred to as the “Surrender Obligations”).  Any alterations, improvements or Licensee’s Property not so removed shall be deemed abandoned, shall at once become the property of Licensor and may be disposed such manner as Licensor shall see fit; the cost of such disposal to be borne by Licensee.

ARTICLE 8

INDEMNIFICATION

Except to the extent caused by the gross negligence or willful misconduct of Licensor, Licensee shall be responsible for, and shall indemnify, defend and hold Licensor, its trustees, members, principals, beneficiaries, partners, officers, directors, employees, and agents harmless against and from, all liabilities, obligations, damages, penalties, claims, actions, costs, charges and expenses, including, without limitation, reasonable attorney’s fees and other professional fees (if and to the extent permitted by applicable law), which may be imposed upon, incurred by or asserted against Licensor and arising out of or in connection with any damage or injury occurring in the Licensed Premises or any acts or omissions of Licensee’s employees, invitees, or contractors.

ARTICLE 9

ASSIGNMENT AND SUBLETTING

Licensee shall not have the right or power to sublease, assign or otherwise transfer this License Agreement or the Licensed Premises or any interest therein under any circumstances or allow anyone other than employees of Licensee to occupy the Licensed Premises.

ARTICLE 10

REMEDIES

In the event Licensee materially defaults in the performance of any of the terms, covenants or conditions of this License Agreement and such default is not cured within sixty (60) days (or thirty (30) days in the event of payment default) after Licensee’s receipt from Licensor of written notice thereof (or such longer period as may be reasonably required so long as Licensee promptly commences and diligently pursues such cure), Licensor shall be entitled to terminate this License Agreement and to exercise any and all other remedies to which it is entitled by law or in equity.

ARTICLE 11

NOTICES

All notices to either Licensor or Licensee hereunder shall be sent by (i) Federal Express or another reputable overnight mail courier which obtains a receipt upon delivery, or (ii) by hand delivery, or (iii) by certified mail return receipt requested addressed as follows:

Licensor:	NantWorks, LLC
9920 Jefferson Blvd.
Culver City, California 90232
Attn: General Counsel

Licensee:	NantKwest, Inc.
3530 John Hopkins Court
San Diego, California 92121
Attention: President

Either party may by notice similarly given designate a substitute address at any later time hereafter.  Any such notice shall be deemed given the next business day when mailed or delivered personally to the parties and authorized agents and/or officers.

ARTICLE 12

SEPARABILITY

If any term, covenant, condition or provision of this License Agreement or the application thereof to any circumstance or to any person, firm or corporation shall be invalid or unenforceable to any extent, the remaining terms, covenants, conditions and provisions of this License Agreement or the application thereof to any circumstances or to any person, firm or corporation other than those as to which any term, covenant, condition or provision is held invalid or unenforceable, shall not be affected thereby and each remaining term, covenant, condition and provision of this License Agreement shall be valid and shall be enforceable to the fullest extent permitted by law.

ARTICLE 13

BROKERAGE

Licensee and Licensor each represent to the other that it has not employed or had any dealings with any broker or agent in connection with the negotiation and execution of this License Agreement.  Licensor and Licensee shall each indemnify and hold harmless the other from and against any liability and expense (including reasonable attorneys’ fees) arising from a claim of or for any brokerage commission, finder’s fee or other compensation asserted by any person or entity.  Licensor’s and Licensee’s obligations hereunder shall survive the expiration or termination of this License Agreement.

ARTICLE 14

APPLICABLE LAW

This License Agreement shall be governed by and construed in accordance with the internal laws of the State of California applicable to negotiated agreements executed and to be performed fully therein.

ARTICLE 15

MISCELLANEOUS

A.This License Agreement may not be changed orally, and may be amended only by an agreement in writing signed by the party against whom enforcement of any such change is sought.

B.No waiver or modification of the terms of this License Agreement shall be valid unless in writing and signed by the party to be charged.

C.This License Agreement shall be binding upon and inure to the benefit of (a) Licensor, and the members, officers, employees, agents, directors, partners, successors and assigns of Licensor, and (b) Licensee, and the officers, employees, agents, successors and permitted assigns of Licensee.

D.This License Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and such counterparts shall constitute one and the same instrument.

E.Licensee has no estate, easement, or interest in or to the Licensed Premises other than the non-exclusive, revocable License granted in this License Agreement.

F.Licensee shall not have any signage rights in connection with this License Agreement.

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IN WITNESS WHEREOF, the parties have caused this Facility License Agreement to be executed the day and year first above written.

LICENSOR:
NANTWORKS, LLC,
a Delaware limited liability company

By:	/s/ Patrick Soon-Shiong
Name: Patrick Soon-Shiong
Title: CEO

LICENSEE:

NANTKWEST, inc.,
a Delaware corporation
By:	/s/ Barry Simon
Name: Barry J. Simon
Title: President & COO